EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. & SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED NOVEMBER 2, 1996


                                                                        Fully
                                                      Primary          Diluted
                                                     ----------       ----------


Net income                                           $  988,454       $  988,454
                                                     ==========       ==========


Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share computation:



Weighted average number
of shares outstanding                                 7,392,614        7,392,694

Add - shares issuable from assumed
exercise of options under the
Treasury Stock method                                 1,070,713        1,108,987
                                                     ----------       ----------

Weighted average number of shares
outstanding as adjusted                               8,463,327        8,501,600
                                                     ==========       ==========


Net income per common share                          $      .12       $      .12
                                                     ==========       ==========



The Company utilized the Treasury Stock method for computing net income per common share.